Exhibit 99.1

October 11, 2016

Board of Directors

Technip S.A.

89, Avenue de la Grande Armée

75116 Paris

France

Re:	Amendment No. 2 to Registration Statement on Form S-4 of TechnipFMC Limited, filed on October 11, 2016 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 18, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than FMC Technologies, Inc. (“FMCTI”) and its affiliates) of the outstanding shares of Technip S.A. (the “Company”), taking into account the FMCTI Merger (as referred to therein), of the Exchange Ratio (as defined therein) pursuant to the Memorandum of Understanding, dated as of May 18, 2016 (the “MoU”), by and among FMCTI, FMC Technologies SIS Limited (“Topco”), a wholly owned subsidiary of FMCTI, and the Company and the Business Combination Agreement, the form of which was attached as Exhibit A to the MoU.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip”, “Risk Factors — Risk Factors Relating to the Mergers”, “The Mergers — Background of the Mergers”, “The Mergers — Technip Reasons for the Mergers”, “The Mergers — Technip Unaudited Prospective Financial Information” and “The Mergers — Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement, including the Proxy Statement/Prospectus contained therein, and that our Opinion Letter is not to be circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs Paris Inc. et Cie
(GOLDMAN SACHS PARIS INC. ET CIE)